Exhibit 23.1

4600 South Ulster Street, Suite 900 ■ Denver, CO 80237 Main: 720.200.7000 ■ Fax: 720.200.7002 ■ www.mhmcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in Nemaura Medical Inc.’s Registration Statement on Form S-3 (File No. 333-230535) of our report dated June 29, 2022, (which includes an explanatory paragraph describing Nemaura Medical Inc.’s ability to continue as a going concern) with respect to the consolidated financial statements of Nemaura Medical Inc., as of March 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K of Nemaura Medical Inc. for the year ended March 31, 2022.

/s/ Mayer Hoffman McCann P.C.

June 29, 2022

Denver, Colorado